UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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Exchange Act of 1934 (Amendment No.      )
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OM GROUP, INC.

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OM GROUP, INC.

127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221

Notice of Annual Meeting of Stockholders
to be Held May 10, 2011

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the 27th Floor Conference Center Auditorium at Key Tower, 127 Public Square, Cleveland, Ohio 44114, on Tuesday, May 10, 2011 at 10:00 a.m., for the following purposes:

1. To elect two directors to serve for terms expiring at our annual meeting in 2014;

2. To confirm the appointment of Ernst & Young LLP as our independent registered public accountant;

3. To hold an advisory vote regarding the compensation of our named executive officers;

4. To hold an advisory vote upon the frequency of future advisory votes regarding executive compensation;

5. To consider a stockholder proposal to develop indicators for a human rights policy, if properly presented at the meeting; and

6. To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on March 18, 2011 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be mailed to stockholders on or about March 31, 2011.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy, even if you plan to attend the meeting. Mailing your completed proxy, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

VALERIE GENTILE SACHS, Secretary

Cleveland, Ohio
March 31, 2011

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
of
OM GROUP, INC.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two directors to serve for terms expiring at our annual meeting in 2014;

•	confirm the appointment of Ernst & Young LLP as our independent registered public accountant;

•	vote upon the compensation of our named executive officers;

•	express a preference regarding the frequency of the stockholder vote on executive compensation; and

•	consider a stockholder proposal to develop indicators for a human rights policy, if properly presented at the meeting.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 18, 2011 are entitled to vote at the annual meeting. At that time, we had 30,999,389 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy. To vote by proxy, you should sign and date each proxy card you receive and return it in the prepaid envelope. If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions included on your proxy card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your shares on the election of a director, on the advisory vote on executive compensation, on your preference regarding the frequency of the advisory vote on executive compensation, or on the stockholder proposal. Your broker is permitted to vote your shares on the appointment of our independent registered public accountant, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of our Director of Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or through the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of March 18, 2011 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or through the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect the directors, confirm the appointment of Ernst & Young LLP, determine the advisory vote on executive compensation, determine the stockholders’ preference on the frequency of the advisory vote on executive compensation and adopt the stockholder proposal?

Each nominee who receives “for” votes constituting a majority of the shares voted with respect to that director position will be elected as a director. Shares not voted will have no impact on the director election, and shares may not be voted for a greater number of persons than the number of nominees named. Approval of the proposal to confirm the appointment of Ernst & Young LLP requires the affirmative vote of a majority of shares represented and voting at the meeting. The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of shares represented and voting at the meeting. The stockholders’ preference regarding the frequency of the advisory vote on the compensation of our named executive officers will be determined by the alternative receiving the most votes cast. Approval of the stockholder proposal requires the affirmative vote of a majority of the shares represented and voting at the meeting. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted “for” the director candidates nominated by the Nominating and Governance Committee and approved by the Board, to confirm Ernst & Young LLP, to approve the compensation of our named executive officers, to hold a stockholder advisory vote every year on the compensation of our named executive officers, and “against” the stockholder proposal.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the meeting other than the five proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of Computershare Investor Services will tabulate the votes and act as inspectors of election.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 10, 2011. The proxy statement and our annual report to our stockholders are available, free of charge, at http://investor.omgi.com/phoenix.zhtml?c=82564&p=Proxy.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. We currently have six directors serving on our Board of Directors. Our Nominating and Governance Committee is engaged in a process to identify candidates to fill the existing director vacancies.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of William J. Reidy and Joseph Scaminace for election as directors for terms expiring at our annual meeting in 2014. If Messrs. Reidy or Scaminace becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that either Messrs. Reidy or Scaminace will be unavailable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.

The following information is provided regarding the nominees for election as directors and the continuing directors.

Nominees for Election as Directors with Terms Expiring in 2014

William J. Reidy, age 70, has been a director since 2002. Mr. Reidy, a CPA (Inactive), was the managing partner of the Northeast Ohio practice of PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. Mr. Reidy is a member of the Board of Trustees of The Cleveland Clinic Foundation, a provider of health care services, and he currently serves on the boards of several community organizations including the Cleveland Clinic Western Region and the Gateway Economic Development Corporation.

Joseph Scaminace, age 57, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE:PH), a global producer of fluid power systems, electromechanical controls and related components; Cintas Corporation (NASDAQ: CTAS), which designs, manufactures and implements corporate identity uniform programs and provides other highly specialized services; and The Cleveland Clinic Foundation, a provider of health care services.

Continuing Director Whose Term of Office Expires in 2013

Katharine L. Plourde, age 59, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation (NYSE:PLL), a global producer of filtration and separation products and systems and also serves as a director of a private corporation.

Continuing Directors Whose Term of Office Expires in 2012

Richard W. Blackburn, age 68, has been a director since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after seven years as Executive Vice President and General Counsel, the last year of which he was also Chief Administrative Officer. Mr. Blackburn is a Trustee of the Massachusetts Eye and Ear Infirmary and The George Washington University.

Steven J. Demetriou, age 53, has been a director since November 2005. Mr. Demetriou has been the Chairman of the Board and Chief Executive Officer of Aleris International, Inc., an international aluminum company, since December 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling, Inc. On February 12, 2009, Aleris International, Inc. and its affiliated entities filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code; on June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was President and Chief Executive Officer of privately held Noveon, Inc., a global producer of advanced specialty chemicals for consumer and industrial applications, from 2001 until June 2004, at which time he led the sale of Noveon to The Lubrizol Corporation. From 1999 to 2001, he was Executive Vice President of IMC Global Inc., a producer and distributor of crop nutrients and animal feed ingredients. Mr. Demetriou also serves on the boards of Foster Wheeler Ltd. (NASDAQ: FWLT) and Kraton Polymers (NYSE: KRA). He serves on the boards of several community organizations including the United Way of Greater Cleveland, Cuyahoga Community College Foundation and the Greater Cleveland Sports Commission.

Gordon A. Ulsh, age 64, was appointed as a director on February 16, 2007. Mr. Ulsh served as President, Chief Executive Officer and a director of Exide Technologies, a company specializing in stored electrical energy products and services for industrial and transportation applications around the world, from April 2005 until his retirement in July 2010. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Brake and Lighting in 1983 as Vice President of Operations (which company was acquired by Cooper Industries, Inc. in 1985), following 16 years in manufacturing and engineering management at Ford Motor Company.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accountant for 2011 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2010. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE APPOINTMENT OF
ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2011.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing stockholders with the opportunity to consider on an advisory basis the compensation of our named executive officers. We encourage you to review the “Compensation Discussion and Analysis” contained on pages 18-28 of this proxy statement, which describes our executive compensation program in detail. We believe that our compensation program operates in a manner that advances our corporate objectives, and we ask that you support our named executive officer compensation as set forth in this proxy statement.

Our executives are compensated in accordance with a compensation philosophy that allows us to attract, retain and motivate executives and connects executive compensation with our business strategy and results. Our executive compensation program is designed to accomplish this by providing compensation that is competitive with our peers and relevant marketplace, by recognizing and rewarding strong individual performance on both an annual and long-term basis, and by doing so in a fashion that aligns the interests of executives with the interests of stockholders. Our compensation program for executives includes a balance of base salary, an annual incentive program and long-term stock-based compensation, as described in detail under

“Compensation Discussion and Analysis” as well as in the compensation tables and related disclosures included in this proxy statement.

The compensation of our executives is strongly linked to our financial performance. For example, as a result of the economic downturn during 2009, our executives did not receive any bonuses for 2009 since our operating profit for that year was below the established threshold operating profit objective under our annual incentive plan. This result occurred even though the free cash flow performance objective under the plan was met and even though our executives satisfied individual performance objectives. We did not provide any other additional compensation to offset this absence of bonuses. In addition, our executives did not receive any increase in their base salaries for 2009 and our chief executive officer also declined an approved base salary increase for 2010. On the other hand, we exceeded most of the established performance objectives of our annual incentive plan for 2010 and as a result our executives received bonuses near the maximum level under the plan for 2010.

We have previously sought and received stockholder approval of various elements of our compensation program as it applies to our named executive officers. Most recently, in 2007 our stockholders approved our 2007 Incentive Compensation Plan, under which we have granted stock options and restricted stock awards and have awarded performance-based annual and high-performance bonuses to our employees, including our named executive officers. Our compensation committee regularly reviews our compensation programs, working closely with an independent compensation consultant it has retained to provide ongoing advice and guidance regarding the structure and operation of our compensation programs and any appropriate modifications to those programs. We recently made the following changes to better align our compensation programs with stockholder interests and market practices.

•	We modified the performance criteria and related weightings under our annual incentive program so that the annual bonus opportunity for executives is balanced between operating profit and free cash flow, thus focusing more directly upon key financial drivers of our business.

•	We changed one of the performance criteria regarding restricted stock awarded under the long-term stock-based compensation element of our compensation program, in order to more directly tie the long-term incentive compensation of our executives to margin performance relative to our peers.

•	We modified our form of change of control agreement to remove the provision for a “tax gross-up” payment; this modified form of agreement recently was entered into with our new vice president of human resources and is the form of agreement that will be executed in the future by our executives.

Accordingly, we ask our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of OM Group, Inc., as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure, is hereby APPROVED.

This proposal is intended to relate to the overall compensation of our named executive officers, rather than any specific item of compensation. This stockholder vote is advisory in nature and is not binding upon our compensation committee or our board of directors. However, our compensation committee and our board of directors will review the results of this advisory vote and will consider such results when determining future compensation for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 4: FREQUENCY OF STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

We also are providing stockholders with the opportunity to indicate whether the advisory vote on the compensation of named executive officers (as described in Proposal 3 above) should occur every one, two or three years. You also may abstain from voting on this proposal if you so desire.

Our board of directors has determined that an annual stockholder advisory vote regarding the compensation of our named executive officers is an appropriate way for stockholders to express their general view regarding our executive compensation and recommends that you support such an annual advisory vote. Our compensation committee and board of directors evaluate and approve on an annual basis our compensation philosophy and programs, together with the compensation of our named executive officers, all of which is disclosed in our proxy statement every year. Consistent with this annual compensation process and disclosure, we believe it is appropriate that stockholders have the opportunity every year to vote on an advisory basis regarding the compensation of our named executive officers.

Your input regarding the frequency of the stockholder advisory vote upon the compensation of our named executive officers is advisory in nature and is not binding upon our compensation committee or our board of directors. However, our compensation committee and our board of directors will review the stockholders’ preference regarding the frequency of the stockholder advisory vote upon executive compensation and will take that preference into consideration in determining the frequency of that advisory vote in the future.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU ELECT TO VOTE UPON
THE COMPENSATION OF NAMED EXECUTIVE OFFICERS EVERY YEAR

PROPOSAL 5: STOCKHOLDER PROPOSAL TO DEVELOP INDICATORS FOR A HUMAN RIGHTS POLICY

We have been advised that the Detroit Province of the Society of Jesus, the Chicago Province of the Society of Jesus, the New Orleans Province of the Society of Jesus, the Jesuits of English Speaking Canada, The New York Province Society of Jesuits, the New England Province of the Society of Jesus, the Jesuits of the Missouri Province, the California Province of the Society of Jesus, the Maryland Province of the Society of Jesus, the Wisconsin Province of the Society of Jesus, Regis High School, Mercy Investment Services, Inc., Catholic Health East, Creighton Prep, Loyola University Chicago, and the Ursuline Sisters of Tildonk intend to present the following proposal at our annual meeting:

Develop Indicators for Human Rights Policy

WHEREAS: Expectations of the global community are growing, such that companies must have policies in place that respect human rights within their areas of activity and sphere of influence to help protect the company’s reputation as a good corporate citizen and value for its shareholders.

OM Group, Inc. is a global solutions provider of specialty chemicals and advanced materials that are an essential component in a variety of industrial applications and products. The Company believes it is the world’s largest refiner of cobalt and producer of cobalt-based specialty products.

A significant source of the Company’s cobalt is from the Democratic Republic of the Congo (DRC) where the Company operates a smelter in Lubumbashi. The DRC is a country with civil conflict, weak rule of law, endemic corruption, and poor labor and environmental standards. Multinational corporations operating in the DRC face serious risks to reputation and shareholder value when they are seen as responsible for, or complicit in, human rights violations.

Our Company’s Code of Conduct does not address how it will avoid infringing on the human rights of others, nor does it address adverse human rights impacts it may cause or contribute to, especially regarding the health and safety of small scale miners around its operations in the DRC where children are regularly injured and deaths have occurred.

United Nations Special Representative for Business and Human Rights John Ruggie observes: “The era of declaratory CSR is over; we’ve moved into ‘prove it’ time. Companies need systems for managing the risks of human rights harm the way they have systems for managing all other material risks — bearing in mind that material here means not only impacts on short-term financial results but also on the rights of individuals and communities, which shape the social sustainability of the enterprise.” (http://198.170.85.29/Ruggie-Why-Companies-Must-Pay-Attention-to-Human-Rights-5-Nov-2009.pdf)

We recommend our Company deepen its commitment to human rights by assessing actual and potential human rights risks in its direct operations as well as with business partners, joint venture agreements, sourcing minerals from conflict zones, developing procedures to integrate human rights throughout the Company, as well as monitoring and reporting on human rights performance.

RESOLVED: Shareholders request management to review policies related to human rights to assess areas where the Company needs to adopt and implement additional policies and to report its findings within six months of the Annual Meeting 2011, omitting proprietary information and prepared at reasonable expense.

Supporting Statement

We recommend the review include:

1. Risk assessment to determine potential for human rights abuses in countries with weak human rights governance, such as the Democratic Republic of the Congo and China.

2. A report on current systems in place to ensure that OM Group’s contractors and suppliers are implementing human rights policies in their operations, including monitoring, training, and addressing issues of non-compliance.

3. OM Group’s strategy of engagement with stakeholders.

We urge you to vote FOR this proposal.

OM Group, Inc. Statement in Opposition to the Stockholder Proposal

Your board recommends a vote AGAINST this proposal. We have had an ongoing dialogue and have met on a number of occasions with representatives of the proponents of the stockholder proposal, including at two annual meetings of stockholders. As part of those discussions, the representatives advised us that they are concerned about artisanal mining that takes place on property owned by La Générale des Carrières et des Mines, a Congolese mining company, that borders our joint venture smelter operation in the Democratic Republic of the Congo (“DRC”). We do not own or control this property. Furthermore, we do not support artisanal mining and do not purchase any raw materials from artisanal miners.

Our joint venture smelter in the DRC was built to world-class standards and operates with a team of 406 employees (397 are Congolese and nine are expatriates). We hold the operation of this joint venture smelter to the same high safety and operational standards as are in place at our other facilities located in Europe, Asia and the United States. We are very proud of our joint venture smelter’s operations and have welcomed numerous government and nongovernment organizations to tour our facility, including the Jesuits, other religious groups, and representatives of the United States government, including the U.S. Ambassador to the DRC.

Through our joint venture, we have established numerous social programs in the DRC, which focus on three areas:

•	improving the lives of our employees and their families;

•	improving the lives of the people living in the local communities; and

•	supporting various education initiatives.

Through these social programs we have drilled clean water wells, built homes and a church, provided flood abatement, upgraded the regional electrical supply system, supported the local health care system, supported schools for boys and girls, including job training, and supported the local university. We sponsor numerous youth athletic programs, provide financial support to an orphanage and a homeless outreach program, and participate in a farming cooperative to teach farming skills and promote individual sustainability. We understand the need to operate responsibly and to invest in the communities in which we do business.

In the course of our conversations with the representatives of the proponents, we have expressed our interest in the development of a Human Rights Policy and have shared with them our progress to date. We have made it clear that an effective policy must address our specific business operations and human resource functions, rather than merely general human rights concerns. We have firmly articulated that we are committed to the protection and advancement of human rights as enshrined in the Universal Declaration of Human Rights issued by the General Assembly of the United Nations. We also have made it clear that our Human Rights Policy will be grounded in our Code of Conduct and Ethics, and must operate in conjunction with such Code, reflecting our core values and high ethical standards. It also will take into account the Extractive Industries Transparency Initiative, which provides a further backdrop to the drive for accountability of extractive industries and of the governments in those countries in which natural resources are exploited, as well as the Electronic Industry Code of Conduct.

Your board believes that we have demonstrated our commitment to operate responsibly and act to improve the lives of our employees and their families, as well as the regional community in the DRC. Your board believes that we should have the opportunity to complete our development of a Human Rights Policy tailored to our specific business. Since this stockholder proposal is focused upon broader human rights issues that may not affect our operations in the DRC or elsewhere, we believe the proposal requests an inefficient and inappropriate use of our resources.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE
STOCKHOLDER PROPOSAL TO DEVELOP INDICATORS FOR A HUMAN RIGHTS POLICY

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has five regularly scheduled meetings per year. These meetings are usually held in our headquarters in Cleveland, Ohio. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which he or she serves. During 2010, the Board met five times and each director attended at least 90% of the meetings of the Board and those committees on which he or she served. Each director attended our annual meeting of stockholders held in May 2010.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our CG Principles for Board of Directors, which can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Board has affirmatively determined that Richard W. Blackburn, Steven J. Demetriou, Katharine L. Plourde, William J. Reidy and Gordon A. Ulsh meet these standards of independence. In assessing Ms. Plourde’s independence, the Board considered her position as a director of one of our suppliers, Pall Corporation. The Board determined that the supply relationship between Pall and us did not impact Ms. Plourde’s independence or affect her ability to exercise independent judgment as our director. In assessing Mr. Demetriou’s independence, the Board considered his position as a director of Kraton Polymers, which has an affiliate that is one of our suppliers. The Board determined that this supply relationship did not impact Mr. Demetriou’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Reidy’s independence, the Board considered that Mr. Reidy’s daughter is employed by PricewaterhouseCoopers. PricewaterhouseCoopers provides certain tax, internal audit support and transaction advisory services to us. The Board considered that internal procedures of PricewaterhouseCoopers do not permit Mr. Reidy’s daughter to be involved with any services it provides to us and that she never has had any involvement with any services provided to us by PricewaterhouseCoopers. Mr. Reidy has not been affiliated with PricewaterhouseCoopers for more than 11 years, and also does not participate in the selection or evaluation of PricewaterhouseCoopers as a service provider. In light of these circumstances, the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our corporate governance principles.

The Audit Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Reidy and Ulsh, met eight times in 2010. Mr. Reidy is the committee chairperson. The Audit Committee is responsible for, among other things:

•	appointing our independent registered public accountant and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any nonaudit services provided by the independent registered public accountant;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Mr. Reidy and Ms. Plourde as the Audit Committee financial experts. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

The Nominating and Governance Committee, currently composed of Ms. Plourde and Messrs. Demetriou and Reidy, met four times in 2010. Ms. Plourde is the committee chairperson. The Nominating and Governance Committee is responsible for, among other things:

•	recommending to the Board corporate governance principles;

•	advising the Board on other matters relating to the affairs or governance of the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition and the chairpersons of each committee.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, currently composed of Messrs. Blackburn, Demetriou and Ulsh, met five times in 2010. Mr. Demetriou is the committee chairperson. The Compensation Committee is responsible for, among other things:

•	considering and authorizing the compensation philosophy for our personnel;

•	reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation, and approving perquisites for executives;

•	reviewing and evaluating the performance of executives and recommending to the Board rates of executive compensation;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program;

•	participating in the analysis of our executive compensation programs as described under “Compensation Discussion and Analysis” in this proxy statement; and

•	researching, evaluating and recommending to the Board rates of compensation for directors.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our corporate governance principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following “Executive Compensation” in this proxy statement.

Board Leadership Structure and Risk Oversight

The leadership structure of our Board of Directors has been uniform since we became a public company, with our chief executive officer also serving as the chairman of our Board. We believe this unified structure is appropriate for our company, particularly in light of the business transformation that has been the centerpiece of our strategic plan since 2005. The structure permits one person to be clearly responsible for leading us in implementing our business transformation and otherwise set the tone for our activities and behavior.

Our Board currently is composed of our chief executive officer and five independent directors. Pursuant to our corporate governance principles for Board of Directors, the Board has the responsibility for selecting the chairman of the Board, which may be the chief executive officer or a person other than the chief executive officer. If the same person is the chief executive officer and the chairman of the Board, the independent directors are required to bi-annually elect a lead independent director. Under our corporate governance principles, the duties of the lead independent director include, among others, (a) developing Board meeting agendas with the chief executive officer and, if requested, assisting in developing agendas for meetings of Board committees, (b) facilitating communication and exchanges of views between the chief executive officer and the independent directors, (c) serving as an independent contact point for stockholders, and (d) with the chairperson of the Compensation Committee, overseeing the annual Board evaluation of the chief executive officer. Our independent directors meet in executive session during each Board meeting, and our lead independent director presides at those executive sessions.

We have had a lead independent director since 2005. Our current lead independent director, Richard W. Blackburn, served as an executive vice president, chief administrative officer and general counsel of a large energy company prior to his retirement, and has a background in corporate governance matters. Mr. Blackburn and Mr. Scaminace, our chief executive officer, have a strong working relationship, meeting one-on-one at least quarterly and speaking informally on a regular basis. We believe that the combination of assigned duties of a lead independent director as set forth in our corporate governance principles and the working relationship between our chief executive officer and our lead independent director provides a board leadership structure that is in the best interests of our stockholders.

Risk oversight is carried out at the Board level and by each of our standing committees. The Audit Committee is responsible for overseeing the risk management as it relates to accounting, internal control matters, auditing and overall financial risk. The Compensation Committee considers any risks that potentially could arise from our compensation programs and policies, and the Nominating and Governance Committee considers any risks that could arise in connection with matters within its area of responsibility. In addition to these risk oversight activities at the committee level, the entire Board engages in overall risk oversight on both an external and internal basis. As part of this process, management undertakes an overall risk assessment, including at an operational level, and presents its assessment to the Board for consideration and discussion among the directors. This risk assessment process is completed on an annual basis, and key risks are monitored and updated quarterly. We believe our Board leadership structure, including the presence of a lead independent director, is consistent with and supportive of the risk oversight function carried out by the Board.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on our Compensation Committee during 2010 was a current or former officer or employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee is responsible for identifying, considering and recommending candidates to fill new or vacant Board positions, reviewing candidates recommended by stockholders, conducting inquiries into the backgrounds and qualifications of director candidates and recommending director candidates for approval by the Board and the stockholders. As part of this process, the Committee conducts interviews and a conflicts-of-interest assessment of each director candidate.

In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. As part of its considerations, the Nominating and Governance Committee places a high value upon having directors with experiences and expertise that are diverse from those of other Board members. In addition, the Nominating and Governance Committee has established the following minimum criteria for Board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to apply sound and independent business judgment, assume broad, fiduciary responsibility and represent the long-term interests of all our stockholders. Directors are required to commit the requisite time for preparation and attendance at Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. Each candidate may not serve on more than three public company boards (including ours) and should not be an executive of a company on which one of our executives is a board member. Further, each candidate (or immediate family member, affiliate or associate) may not have any material personal, financial or professional interest in any present or potential competitor of ours. Pursuant to our director retirement policy, each director must resign from our Board upon his or her 72nd birthday or, in the discretion of the Board, prior to the next annual meeting of our stockholders.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chairperson of the Nominating and Governance Committee, OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws as well as other information necessary to determine if the recommended candidate is qualified to be a director. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chairperson.

Majority Vote Director Resignation Policy

The Board has recently amended our By-Laws to provide for a majority vote standard for uncontested elections of directors in which the only nominee for a director position is the nominee recommended by the Board or a committee of the Board. The Board also has adopted a policy that requires a nominee in an uncontested election who receives a greater number of “withheld” votes than “for” votes to promptly tender his or her resignation following certification of the stockholder vote.

Under the policy adopted by the Board, the Nominating and Corporate Governance Committee will promptly consider any tendered resignation and will recommend to the Board whether to accept any tendered resignation or to take some other action, such as rejecting a tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making its recommendation, the Committee may consider all factors deemed relevant by its members. The Board will act upon the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case within 120 days following such stockholder vote certification. The Board will review the factors considered by the Committee and may take into account such additional information and factors the Board believes to be relevant. The policy also contains governance provisions with respect to the status of a director who has tendered his or her resignation following a majority “withheld” vote and the process for committee action if multiple directors are so affected. The policy requires us to report the Board’s decision in a report filed with the Securities and Exchange Commission. The complete policy is contained in our CG Principles for Board of Directors.

Director Qualifications and Attributes

Each of our directors brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, accounting, manufacturing, international business, and private equity. Set forth below are the attributes of each director and key factors that the Nominating and Governance Committee has considered important to their inclusion on our Board.

Richard Blackburn brings a combination of legal expertise and executive management experience to the Board. Prior to working for Duke Energy, he was President of a worldwide communications and media company where he gained executive management and international operational experience. As the chief administrative officer and general counsel of Duke Energy, he developed expertise in the areas of governance, compliance, and executive compensation. His long-term participation on executive management teams at several companies gives him leadership and consensus-building skills that help him define and effectively execute his responsibilities as our lead independent director.

Steven Demetriou has expertise in executive management and operations and brings a broad array of business skills and functional disciplines to the Board. He has had extensive experience in running and transforming businesses with international operations, from which he has developed leadership skills and an understanding of the complexities involved with international operations. He has led two companies through successful sales of their businesses and has served as the CEO of a public company traded on the NYSE. He has also led Aleris International through a financial restructuring and a bankruptcy reorganization. He has strong finance skills, substantial board experience and familiarity with specialty chemical and specialty material businesses, all of which are important to our Board and committee functions. His finance background and broad-based experience with executive compensation provide a solid foundation for effectively executing his responsibilities as chairperson of the Compensation Committee.

Katharine Plourde provides strong analytic and finance skills to our Board. She has long-term experience as a securities analyst, where she developed and published top-rated research on specialty chemical, specialty material and industrial gas companies. In addition to her industry specific expertise, she brings unique insights into individual and institutional investor issues through her nearly 16 years as a securities analyst. She also has a strong finance background, substantial other board experience and long-term experience on our Board. She is one of two directors remaining on our Board from prior to 2005, when Mr. Scaminace joined us, and brings that historical context to Board deliberations. As chairperson of the Nominating and Governance Committee, she worked with Mr. Scaminace in 2005 and 2006 to reconfigure the membership of our Board in accordance with the then newly adopted corporate governance principles of our Board. Ms. Plourde is one of two directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial expertise through her participation on the Audit Committee. She continues to provide leadership to the Nominating and Governance Committee as its chairperson.

William Reidy has an extensive background in public accounting and provides that expertise to our Board. He led a major office of one of the world’s largest accounting firms, PricewaterhouseCoopers, and holds or has held other leadership roles, including currently as a member of the Board of Trustees of The Cleveland Clinic Foundation. Mr. Reidy is one of two directors remaining on our Board from prior to 2005, when Mr. Scaminace joined us, and brings that historical context to Board deliberations. Mr. Reidy is one of two directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial leadership and expertise to the Audit Committee as its chairperson.

Gordon Ulsh has expertise in executive management and international operations and brings those skills and that knowledge to the Board. He has had extensive experience with sales and distribution and has run businesses with international operations. Mr. Ulsh has held numerous executive leadership positions and has served as the CEO of more than one public company, including companies in periods of dramatic change, from which he has developed the leadership and decision-making skills critical to the operation of an effective Board. He also understands and contributes his broad experiences in corporate governance, finance and executive compensation to the Committees on which he serves.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA.

Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters

Our Code of Conduct and Ethics applies to all of our employees, including our chief executive officer, our chief financial officer and our controller. The Code of Conduct and Ethics, our corporate governance principles and all committee charters are posted in the “Corporate Governance” portion of our website (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA, Attention: Troy Dewar, Director of Investor Relations.

Certain Relationships and Related Transactions

There were no reportable transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2010 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Conduct and Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our corporate governance principles include procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors. The non-employee directors review any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The non-employee directors ensure that all directors voting on such a matter have no interest in the matter and discuss the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Stock Ownership Guidelines

On May 13, 2008, our Board adopted stock ownership guidelines to further align the interests of our executives and non-employee directors with those of our stockholders.

For executives, the recommended minimum stock ownership level is the lesser of an established minimum number of shares or a number of shares having a value that is a specified multiple of an executive’s base salary, as follows:

	Minimum Number of	Multiple of Base
	Shares	Salary

Chief Executive Officer	100,000	5	x
Chief Financial Officer	20,000	3	x
Vice President (Executive level)	20,000	3	x

Covered executives are expected to meet the applicable stock ownership guidelines by January 1, 2013, or for any individual becoming a covered executive after May 13, 2008, within five years of becoming a covered executive. Executives should hold at least the minimum number of shares for so long as they are covered executives. Executives who do not meet the guidelines may not sell any common stock they acquire through vesting of restricted stock awards or upon the exercise of stock options, except to pay applicable taxes or the option exercise price. Failure to meet the guidelines also may result in a reduction in a covered executive’s future long-term incentive awards. All of our named executive officers currently meet the applicable stock ownership guidelines in advance of the January 1, 2013 target date.

For non-employee directors, the recommended minimum stock ownership level is the lesser of 5,000 shares or a number of shares having a value of 2.5 times the annual cash retainer of a non-employee director. Our non-employee directors were expected to meet the applicable stock ownership guidelines by January 1, 2011, and an individual becoming a non-employee director after May 13, 2008, is expected to do so within three years of becoming a non-employee director. Non-employee directors should hold at least the minimum number of shares for so long as they are directors. Non-employee directors who do not meet the guidelines will have their entire annual retainer paid in shares until the guidelines are achieved. All of our non-employee directors currently meet the applicable stock ownership guidelines.

Shares counted towards our stock ownership guidelines include shares held directly or through a broker, shares acquired in open market purchases or stock option exercises, and certain of the shares received through restricted stock awards made under our equity-based compensation plans.

Beneficial Ownership

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the summary compensation table in this proxy statement, and all our directors and executive officers as a group as of January 31, 2011. As of that date, Mr. Scaminace beneficially owned approximately 1.5% of our outstanding shares of common stock and all directors and executive officers as a group beneficially owned approximately 2.8% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally and shares acquirable within 60 days of January 31, 2011 by the exercise of stock options granted under equity-based compensation plans. Each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership
as of January 31, 2011

	Direct or Indirect
Name of Beneficial Owner	Ownership	Exercisable Options	Total

Richard W. Blackburn	7,333	—	7,333
Steven J. Demetriou	5,333	—	5,333
Stephen D. Dunmead	31,691	74,833	106,524
Greg Griffith	26,996	35,392	62,388
Kenneth Haber	37,564	41,833	79,397
Katharine L. Plourde	6,333	2,700	9,033
William J. Reidy	5,333	3,220	8,553
Valerie Gentile Sachs	36,963	74,501	111,464
Joseph Scaminace	164,212	311,331	475,543
Gordon A. Ulsh	5,252	—	5,252
All directors and executive officers as a group (consisting of 11 persons)	327,010	543,810	870,820

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock. All information is as of December 31, 2010, except that the information regarding shares beneficially owned by Mr. Gendell is as of March 1, 2011.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

FMR LLC(1)	4,629,800	15.00%
82 Devonshire Street
Boston, Massachusetts 02109
BlackRock, Inc.(2)	2,713,037	8.79%
40 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP(3)	2,160,122	7.00%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Jeffrey L. Gendell(4)	1,697,647	5.50%
55 Railroad Avenue
Greenwich, Connecticut 06830
Ameriprise Financial, Inc.(5)	1,636,481	5.30%
145 Ameriprise Financial Center
Minneapolis, Minnesota 55474
The Vanguard Group, Inc.(6)	1,550,397	5.02%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 14, 2011 by FMR LLC, Edward C. Johnson 3d (Chairman of FMR LLC), Fidelity Management & Research Company (“Fidelity”), Fidelity Growth Company Fund and Fidelity Low-Priced Stock Fund. Fidelity, a wholly owned subsidiary of FMR LLC, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of 4,629,800 shares or 15.00% of our common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 2,360,000 shares or 7.646% of our common stock outstanding. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 2,269,800 shares or 7.354% of our common stock outstanding. Each of Fidelity, Fidelity Growth Company Fund and Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 4,629,800 shares owned by the Funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Class B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees.

(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 7, 2011 by BlackRock, Inc. BlackRock, Inc. is the parent holding company of the following subsidiaries that acquired our common stock reported in this Schedule 13G/A: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia

Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Asset Management Ireland Limited; and BlackRock International Limited.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed on February 11, 2011 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess sole voting power as to 2,107,918 shares and sole investment power as to 2,160,122 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of our common stock held by the Funds. However, all securities reported in the Schedule 13G filed by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	Information regarding share ownership was obtained from the Schedule 13G filed jointly on March 11, 2011 by Tontine Overseas Associates, L.L.C. (“TOA”), which serves as investment manager to certain separately managed accounts (150,000 shares, or 0.49% of our outstanding shares of common stock); Tontine Asset Associates, LLC (“TAA”), which serves as the general partner of Tontine Capital Overseas Master Fund II, L.P. (“TCOM II”) with respect to shares of our common stock directly owned by TCOM II (233,400 shares, or 0.76% of our outstanding shares of common stock); TTR Management, LLC (“TTRM”), which serves as the general partner of TTR Overseas Master Fund, L.P. (“TTRMF”) with respect to shares of our common stock directly owned by TTRMF (197,531 shares, or 0.64% of our outstanding shares of common stock); TTR Associates, LLC (“TTRA”), which serves as investment manager to certain separately managed accounts (1,116,716 shares, or 3.62% of our outstanding shares of common stock); and Jeffrey L. Gendell, who is the managing member of TAA, TTRM, TTRA and TOA, and in that capacity directs their operations (1,697,647 shares, or 5.50% of our outstanding shares of common stock). Each of the clients of TOA and TTRA has the power to direct the receipt of dividends from or the proceeds of sale of such shares. The address of the business office of each of the reporting persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(5)	Information regarding share ownership was obtained from the Schedule 13G filed jointly on February 11, 2011 by Ameriprise Financial, Inc. (“Ameriprise”) and Columbia Management Investment Advisers, LLC (“Columbia”). Ameriprise is the parent holding company of Columbia, which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has its principal business office at 100 Federal St., Boston, Massachusetts 02110. As the parent holding company of Columbia, Ameriprise may be deemed to beneficially own the shares of our common stock reported in this Schedule 13G by Columbia, as to which shared voting power is reported regarding 1,517,740 shares and shared dispositive power is reported regarding 1,636,481 shares. Ameriprise and Columbia disclaim beneficial ownership of the shares reported.

(6)	Information regarding share ownership was obtained from the Schedule 13G filed on February 10, 2011 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the parent holding company of Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary, which is the beneficial owner of 48,245 shares, or 0.15%, of our outstanding common stock as a result of serving as investment manager of collective trust accounts. VFTC has the sole power to vote and shared power to dispose of such 48,245 shares, and Vanguard has the sole power to dispose of 1,502,152 of our shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our executives:

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of target total direct compensation and the mix of different types of compensation;

•	The elements of compensation that are included within total direct compensation, as well as other compensation elements available to our executives; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Summary of Operating Results and Performance-Based Compensation

Our compensation philosophy directly connects the compensation of executives to our business results, with payments under both our annual and long-term incentive programs based upon the satisfaction of pre-established company performance goals.

The last two years reflect the effect of this philosophy upon the compensation of our executives. During 2009, the deterioration of the global economy affected all of our businesses and we had an operating loss for that year. In light of this difficult economic environment, our executives did not receive an increase in base salary for 2009. In addition, since our consolidated operating profit for 2009 was below the threshold operating profit objective established under our annual incentive program, our executives did not earn and were not paid annual bonuses or high-performance bonuses for 2009.

However, our Advanced Materials and Specialty Chemicals segments both achieved significantly improved results in 2010 as compared to 2009. In 2010, increases in end-market demand resulted in increased sales and product volumes, which together with higher metal prices led to improved operating results during 2010 compared to 2009. We also completed the acquisition of EaglePicher Technologies on January 29, 2010, which contributed $113.9 million and $5.1 million to the Company’s net sales and operating profit, respectively, during 2010.

For 2010, we exceeded both the consolidated operating profit objective and the consolidated free cash flow objective established under our annual incentive program. These objectives together were the basis for 90% of the 2010 annual bonus opportunity for four of our named executive officers and the basis for 100% of the 2010 annual bonus opportunity for Mr. Dunmead, who is responsible for the businesses in our Specialty Chemicals and Advanced Materials segments. The remaining 10% of the 2010 bonus opportunity for our named executive officers other than Mr. Dunmead was based upon EBITDA from the acquired EaglePicher Technologies business, which for 2010 was between the established target and maximum objectives. As described below under “Annual Incentive Program,” based upon these operating results for 2010, our named executive officers received annual bonuses and high-performance bonuses that approached (and equaled, for Mr. Dunmead) the established maximum performance level.

In March 2008, we awarded restricted stock to our named executive officers, subject to vesting based upon performance criteria that were established for the 2008-2010 period. Vesting for 50% of the awards was based upon our total consolidated operating profit for the 2008-2010 period and vesting for 50% of the awards was based upon our average return on net assets for that three-year period. Our Compensation Committee has determined that our total consolidated operating profit (after adjustment for unbudgeted acquisition-related items) for the 2008-2010 period was only slightly in excess of the established threshold operating profit objective, primarily because of the operating loss that occurred during 2009. In addition, our Compensation

Committee has determined that our average return on net assets for the 2008-2010 period did not reach the established threshold objective for that performance criterion for the three-year period. As a consequence, the performance-based restricted stock awards granted in March 2008 under our long-term incentive compensation program vested at a total achievement of only 3.25% above the established threshold performance level. This resulted in an aggregate of only 1,161 shares (of the 35,800 shares awarded) being earned by our named executive officers under those awards, with the remainder of the shares awarded being forfeited.

Compensation Philosophy and Objectives

We have established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain, motivate and develop highly-qualified executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Recognize and reward strong individual performance, on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders;

•	Connect our business results and the compensation of executives; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

Means of Achieving Our Compensation Objectives

Target Total Direct Compensation

Our primary focus in compensating executives is “target total direct compensation,” which is comprised of base salary, annual target bonus and the estimated target value of long-term stock-based incentives.

In order to establish target total direct compensation for our senior management, we collect competitive data for base salaries, annual bonuses and long-term incentive awards. Because our market for executive talent is national, competitive data reflects the compensation of executives at companies of comparable size and complexity on a nationwide basis. Since 2008, we have used a group of peer companies for purposes of executive compensation comparisons that reflects more closely our Specialty Chemicals business, which has been the focus of our transformation. The peer group used in connection with establishing 2010 executive compensation was comprised of the following companies:

RPM International Inc.	Rockwood Holdings, Inc.	NewMarket Corporation
Cytec Industries Inc.	W.R. Grace & Co.	Sterling Chemicals, Inc.
Valspar Corporation	PolyOne Corporation	Hexcel Corporation
Cabot Corporation	Kronos Worldwide, Inc.	Quaker Chemical Corporation
Albemarle Corporation	Ferro Corporation	GrafTech International Ltd.
H.B. Fuller Company	Arch Chemicals, Inc.	A. Schulman Inc.
Tronox Incorporated

In addition to data derived from the public documents of peer companies, we review data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenues. This additional information helps confirm peer results and represents the broader market in which we compete for executives.

We are assisted in this process by a compensation consultant that is retained by our Compensation Committee. The consultant reviews and makes recommendations relating to various aspects of our executive compensation programs based upon parameters furnished by our Compensation Committee, including the identity of our peer companies for purposes of benchmarking executive compensation; assessing and advising the competitiveness of our compensation programs related to that peer group and general industrial companies of similar size as reported in peer proxies and recent pay surveys, respectively; and developing appropriate recommendations for changes with respect to compensation, including proposed equity award guidelines and other discrete projects such as retirement plan design. The consultant also provides director compensation information and regular updates to the Compensation Committee on trends and issues in compensation practices, and has been requested to be available for attendance at quarterly Compensation Committee meetings. The consultant works directly with the Compensation Committee and, in accordance with our compensation consultant independence policy, may not work for us with respect to other matters except as relates to such Committee’s responsibilities as set forth in its charter and as approved by our Compensation Committee. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee reports to and, where required under its charter, obtains the approval of the Board of Directors on material compensation decisions made at each committee meeting.

We used these competitive data as a benchmark for analyzing the target total direct compensation for each executive position. For our executives, we established target total direct compensation for 2010 following a review of competitive data and in light of commitments made to them upon hiring and their actual responsibilities without regard to titles. The amounts established approximate the applicable market medians. We believe an approximate market median result is appropriate for our executives because we expect to achieve at least median performance and that result balances the cost of our compensation program with the expected performance.

Although target total direct compensation of our executives approximates the market median, an executive’s actual total direct compensation could vary significantly depending upon our actual performance against established goals. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.

We have modified the companies comprising the peer group used in connection with the determination of executive compensation for 2011, in order to achieve a peer group with companies that we believe are more closely comparable to our company and business. The modified peer group used for purposes of 2011 executive compensation comparisons is comprised of the following companies:

RPM International Inc.	Rockwood Holdings, Inc.	NewMarket Corporation
Cytec Industries Inc.	W.R. Grace & Co.	Stepan Company
Valspar Corporation	PolyOne Corporation	Hexcel Corporation
Solutia Inc.	Kronos Worldwide, Inc.	Spartech Corporation
Albemarle Corporation	Ferro Corporation	GrafTech International Ltd.
H.B. Fuller Company	Arch Chemicals, Inc.	A. Schulman Inc.
Brush Engineered Materials Inc.

Compensation Mix

We compensate our executives through a combination of base salary, bonus and long-term stock-based incentive awards. We balance the total direct compensation of our executives among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The amount of total direct compensation of executives is allocated by the Compensation Committee among the various types of compensation in a manner designed to achieve our overall compensation objectives. In addition, the proportion of an executive’s total compensation that is dependent upon corporate performance, or “at risk,” is larger as the executive level increases. The satisfaction of performance goals is part of the determination of an executive’s bonus and long-term incentive compensation.

The total direct compensation earned in 2010 by our named executive officers is set forth below under “Elements of Direct Compensation — 2010 Actual Total Direct Compensation.”

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income. Our base salaries are designed to assist in attracting and retaining qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, responsibilities, skills and experience, individual performance and the salaries of executives in comparable positions and responsibilities at peer companies. It may also reflect an executive’s compensation level prior to joining us. In addition, since there also is competition for executives on a local basis across varying industries, we also review local conditions to confirm the competitiveness of our base salaries. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of our chief executive officer, the Compensation Committee assesses his performance and determines his base salary level. For other executives, our chief executive officer assesses their performance and makes recommendations of base salary levels for consideration by the Compensation Committee.

For Mr. Scaminace, our chief executive officer, we agreed to a base salary at the time of his employment in mid-2005 that took into consideration his compensation at The Sherwin-Williams Company, where he had been the president and chief operating officer, as well as his operational expertise, integrity and leadership skills. Subsequently, Mr. Scaminace has received yearly increases based upon his overall operational performance and execution of his responsibilities, including the achievement of certain financial goals and refinement, execution and leadership of our business transformation, as well as a review of the base salary levels for chief executive officers of companies within our peer group. On June 1, 2008, we entered into a new three-year employment agreement with Mr. Scaminace that continued his base salary set earlier in 2008. Our board of directors and Mr. Scaminace have agreed that his employment agreement will not be renewed when it expires on May 31, 2011, at which time Mr. Scaminace’s employment will be on a noncontractual basis, as is the case for our other executives. In light of the difficult business environment, Mr. Scaminace’s base salary was not increased in 2009. For 2010, Mr. Scaminace was eligible for a salary increase, but requested that his base salary not be increased. Our Board of Directors accepted Mr. Scaminace’s request and did not increase his base salary for 2010, holding it at the amount set in 2008. For 2011, Mr. Scaminace’s base salary was increased to $945,120, reflecting a 3.76% increase from his base salary for the years 2008-2010.

Each of our other named executive officers has a base salary that is based upon a determination of the requirements of his or her position, an assessment of individual skills and competencies, including overall operational performance and execution of responsibilities, and upon the base salary level for executives in similar positions with companies within our peer group. In light of the difficult business environment, the base salaries of our named executive officers were not increased in 2009. Each of our named executive officers (other than Mr. Scaminace) received a 3% base salary increase for 2010 and a 3% increase in base salary for 2011.

Annual Incentive Program

Annual Bonus

We maintain an annual incentive program that is comprised of an annual bonus element and an annual high-performance bonus element. The annual bonus element provides our management employees, including our executives, with the opportunity to be rewarded based upon our financial performance that meets established goals. Annual bonuses are intended to provide incentives for executives to endeavor to achieve established annual goals and receive rewards when those goals are met or exceeded. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide market median total cash compensation when target performance goals are met.

Our executives (with the exception of Mr. Dunmead) had a 2010 annual bonus opportunity based 45% upon consolidated operating profit, 45% upon consolidated free cash flow and 10% upon EBITDA from the EaglePicher Technologies business we acquired on January 29, 2010. Mr. Dunmead, who is responsible for the businesses in our Specialty Chemicals and Advanced Materials segments, had a 2010 annual bonus opportunity based 55% upon consolidated operating profit and 45% upon consolidated free cash flow.

We selected the consolidated operating profit criterion because of its direct correlation with the interests of our stockholders — to drive consistently high levels of operating performance. We calculate operating profit by starting with net sales and deducting the costs of products sold and other operating expenses. The Compensation Committee has discretion with respect to the appropriate calculation of consolidated operating profit, based upon all relevant factors. We selected the free cash flow criterion because it reflects management’s ability to manage our capital for current operations and generate cash for future operations and expansion and also balances the operating profit performance criterion. We calculate free cash flow by adding depreciation and amortization to our operating profit and then adding or subtracting, as the case may be, the change in our working capital (measured by accounts receivable plus inventory, less accounts payable) and subtracting capital expenditures.

We establish a threshold objective, a target objective and a maximum objective for each criterion. These levels are designed to reflect results that range from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target) and finally to a stretch objective that normally would be achieved only periodically (maximum). All bonuses are calculated on a linear basis between these threshold and maximum levels. Annual bonuses are self-funded in the sense that the threshold, target and maximum objectives are net of the aggregate amount that would be payable as bonuses at each level. Annual bonuses are paid in cash.

For our 2010 annual incentive program, we established the following consolidated operating profit objectives: threshold of $43.4 million, target of $57.8 million and maximum of $72.3 million. The target objective was based upon our budgeted operating profit for 2010 and the threshold and maximum objectives were set to reflect potential variances from our budgeted operating profit taking into account historical volatility of operating results. We also established the following consolidated free cash flow performance objectives: threshold of $58.4 million, target of $77.9 million and maximum of $97.4 million. The target objective was based upon our budgeted free cash flow for 2010 and the threshold and maximum objectives were set to reflect potential variances from our budgeted free cash flow taking into account historical volatility of free cash flow. These operating profit and free cash flow objectives for 2010 excluded the results of the EaglePicher Technologies business acquired on January 29, 2010. For purposes of the 2010 annual incentive program, we established the following EaglePicher EBITDA objectives for the 11 months subsequent to our acquisition of EaglePicher Technologies: threshold of $12.5 million, target of $16.7 million and maximum of $20.9 million. The target objective was based upon EBITDA as projected by EaglePicher Technologies for 2010 and relied upon in connection with our acquisition of EaglePicher Technologies. The threshold and maximum objectives were set to reflect variances consistent with the variances for the operating profit and free cash flow objectives. EaglePicher EBITDA is calculated by considering operating profit (less unbudgeted purchase accounting adjustments related to the acquisition) plus depreciation and amortization plus joint venture income relating to the EaglePicher Technologies business acquired and operated as our Battery Technologies segment during 2010.

Our actual operating profit as calculated for 2010 for purposes of our annual incentive program was $117.6 million, which exceeded the established maximum operating profit objective. Our actual free cash flow for 2010 was $112.8 million, which exceeded the established maximum free cash flow objective. Our EaglePicher EBITDA for 2010 was $18.2 million, which was 136% of the established target objective for EaglePicher EBITDA.

We selected the performance criteria weightings and bonus opportunities based upon competitive information that was derived from market data provided by our compensation consultant based on its annual compensation surveys, its review and analysis of executive compensation information contained in proxy statements of peer companies and other companies of similar size, and they also reflect our subjective determination of appropriate threshold, target and maximum goals. The Compensation Committee reviews the proposed bonus compensation for our executives following the availability of operating profit, free cash flow and EBITDA information for a completed year and in light of the recommendations from our chief executive officer for other executives. The Compensation Committee has the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses. This discretion was not exercised for 2010.

The following table sets forth information regarding the annual bonus opportunities that were established for 2010 for named executive officers and the bonuses actually earned for 2010.

	2010 Annual Bonus Opportunities						2010 Annual Bonus
	Threshold		Target		Maximum		Actually Earned
	% of Base	Bonus	% of Base	Bonus	% of Base	Bonus	% of Base	Bonus
Executive	Salary	Amount	Salary	Amount	Salary	Amount	Salary	Amount

J. Scaminace	20%	$183,520	100%	$917,600	200%	$1,835,200	194%	$1,776,458
K. Haber	12%	43,788	60%	218,939	120%	437,878	116%	423,866
S. Dunmead	10%	38,643	50%	193,213	100%	386,425	100%	386,425
V. Sachs	10%	36,142	50%	180,712	100%	361,423	97%	349,857
G. Griffith	10%	27,851	50%	139,256	100%	278,512	97%	269,600

High-Performance Bonus

In 2008, we supplemented our annual bonus program in connection with amendments made to our qualified defined contribution plan that is available generally to all of our U.S. employees. Commencing with bonuses for 2008, each of our historical U.S. employees, including our executives, became eligible to receive a high-performance bonus up to a maximum of 7.5% of that employee’s base salary and maximum annual bonus (without regard to the high-performance bonus). This high-performance bonus opportunity replaced a portion of the contribution formula under our defined contribution plan that was eliminated effective January 1, 2008. This high-performance bonus opportunity is intended to provide an additional incentive for our employees to endeavor to achieve the established maximum objective level and be rewarded when above-target objective levels are achieved.

High-performance bonuses are payable in cash except with respect to Mr. Scaminace, who receives one-half of any high-performance bonus in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year. We determined that any high-performance bonus earned by Mr. Scaminace should be paid in stock options and restricted stock rather than in cash in order to more effectively reinforce the focus upon the importance of long-term results and to implement our approach of having a larger portion of Mr. Scaminace’s compensation be stock-based compensation to align with long-term stockholder interests.

The 2010 high-performance bonus opportunity for our executives was based 50% upon our consolidated operating profit and 50% upon our consolidated free cash flow, but only to the extent such results exceeded the target performance levels established for 2010 for our annual incentive program. High-performance bonuses are calculated on a linear basis between the target and maximum levels.

The following table sets forth information regarding the high-performance bonus opportunity that was established for 2010 for named executive officers.

	2010 High-Performance
	Bonus Opportunity		2010 High-Performance
Executive	Target	Maximum	Bonus Actually Earned

J. Scaminace	$0	$206,460	$202,054 (1)
K. Haber	0	60,208	59,157
S. Dunmead	0	57,964	57,964
V. Sachs	0	54,213	53,346
G. Griffith	0	41,777	41,108

(1)	Mr. Scaminace received one-half of his high-performance bonus in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year.

Long-Term Stock-Based Compensation

We have determined that a combination of stock options, time-based restricted stock and performance-based restricted stock provides a package of incentive compensation that most effectively motivates executives, reinforces the need for strong long-term financial results, continues to align the interests of our executives with the interests of our stockholders, builds executive stock ownership among a new management team, retains executives in a cyclical business engaged in a significant transformation and balances the cost of the incentives and share dilution with the targeted results.

We have established targeted long-term stock-based compensation opportunities by salary range for our executives based upon executive position and competitive market information. The target is expressed as a monetary value that is derived from a percentage of an executive’s base salary and is intended to equal median levels for executives in comparable positions at similar size companies and peer organizations. The targeted long-term stock-based compensation value is balanced among stock options (45%), time-based restricted stock (30%) and the target value of performance-based restricted stock (25%). The stock options are designed to maintain a strong tie between the interests of our executives and our stockholders because options produce rewards to executives only if our stock price increases. Time-based restricted stock is designed to retain our management team and build equity ownership among our executives. Performance-based restricted stock is designed to provide incentives and rewards for achieving specified longer-term financial results. The mix between award elements emphasizes performance awards (70% of the total delivered as options and performance-based restricted stock) more than service-based awards (30% in the form of time-based restricted stock) and strikes what we consider a reasonable balance between stock price appreciation awards (45% of the total as options) and those based on sustained long-term financial results (25% as performance-based restricted stock).

To reinforce the commitment to long-term results and retain executives, our long-term awards fully vest in three years. Our stock options become exercisable in equal increments over a three-year period. Restrictions on time-based restricted stock awards lapse 100% on the third anniversary of their grant date (cliff vesting). Performance-based restricted stock awards are earned only upon satisfaction of performance goals relating to a three-year performance period. The cliff vesting associated with restricted stock awards reinforces the focus of these awards on executive retention.

In 2010, we established specific grant guidelines for each award element for each executive. The guidelines were based on several factors, including our historical stock price performance as measured by the average stock price for the last fiscal year, the estimated present value associated with each award element, an executive’s relative level of responsibility, the monetary value of an executive’s target long-term stock-based compensation and the targeted mix of long-term incentive opportunities. Grants are generally made to all eligible participants based on these guidelines, although the chief executive officer may make recommendations to the Compensation Committee to adjust an individual’s awards based on the individual’s performance, responsibilities or involvement in strategic initiatives. This discretion was not exercised for 2010.

We award performance-based restricted stock at the maximum value, which is double the target value, shortly after the start of each performance period. In order for performance-based restricted stock to be earned, we must achieve specified performance goals for the three-year performance period covered by the award. We established two performance criteria for the performance-based restricted stock awards made in 2010: our average EBITDA margin as compared to that of our group of peer companies and average return on net assets, in each case for the three-year period ending on December 31, 2012. We use our three-year average EBITDA margin as a criterion to motivate our executives to focus on margin improvement and outperform our competitors, which aligns with our articulated strategy to transform into a higher-margin specialty company. Average return on net assets emphasizes the need for our executives to focus on asset management performance that will ultimately create value for stockholders. We calculate average return on net assets for this purpose by dividing operating profit by net assets for the three-year performance period. Net assets are comprised of net property, plant and equipment, goodwill and current assets, less accounts payable, prepaid income taxes, assets of discontinued operations and cash. Both performance criteria are based on consolidated results, with no weighting given to business unit or individual performance. These performance criteria are weighted equally and each will determine vesting of up to 50% of the total performance-based restricted shares. Based on our average EBITDA margin as compared to that of our peers over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. Based on our average return on net assets over the three-year performance period, between 0% and 50% of the total performance-based restricted shares will vest. No shares will be earned if our average EBITDA margin as compared to that of our peers for the three-year period is not above the established threshold level, regardless of the average return on net assets for the period. Shares are earned on a linear basis between the established threshold and maximum levels. Shares that do not vest based upon the established performance objectives will be forfeited. These performance criteria are among those approved by our stockholders, with the result that we expect the value of any earned performance-based restricted stock to be tax deductible by us.

Our established performance levels are designed to reflect reasonable performance that would be minimally acceptable to stockholders and achieved fairly frequently (threshold), performance that is more demanding and should be achieved approximately one-half of the time (target), and outstanding performance that would be met relatively infrequently (maximum). The Compensation Committee historically has set the specific performance levels in a manner it believes at the time of grant is consistent with these general expectations. However, our business historically has been and currently remains significantly exposed to metal price volatility, which has caused material variations in our results from year to year.

Named executive officers received the following equity-based awards during 2010:

		Performance-Based	Time-Based
Executive	Stock Options	Restricted Stock(1)	Restricted Stock

J. Scaminace	56,500	32,000	16,300
K. Haber	16,000	8,600	4,400
S. Dunmead	16,000	8,600	4,400
V. Sachs	14,000	7,600	3,800
G. Griffith	14,000	7,600	3,800

(1)	Maximum award. Target awards are one-half of these levels, as shown below under “Grants of Plan-Based Awards in 2010.”

In establishing award levels, we have available for consideration all information we believe is relevant to the compensation of our executives, including information contained on “tally sheets” reviewed by our Compensation Committee. This information is intended to reflect the value of an executive’s overall compensation, including base salary, bonuses, long-term incentive awards, other annual compensation information such as health, welfare and retirement benefits, compensation previously paid, and prior stock-based awards. In addition, the Compensation Committee has available for review information regarding equity ownership levels and change-in-control and severance payment opportunities applicable to our executives. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction. Accordingly, we will take into account equity ownership, prior compensation, stock-based award opportunities and other compensation opportunities only if we believe it would be consistent with our corporate interests.

In March 2008, we granted performance-based restricted stock awards that were tied to our performance for the three-year period ended December 31, 2010. The performance criteria for the 2008 awards were total operating profit and average return on net assets (RONA), which were applied in the same manner discussed above for awards made in 2010. The specific performance goals applicable to the 2008 awards were the same for all named executive officers and were as follows:

		Performance Goals
	Percent of Vesting for	Total Operating	Average RONA
Performance Level	Each Criteria	Profit 2008 - 2010	2008 - 2010

Threshold	0%	$300 million	13.0%
Target	25%	$425 million	15.5%
Maximum	50%	$600 million	18.0%

In March 2011, our Compensation Committee determined that our total operating profit (after adjustment for unbudgeted acquisition-related items) for the 2008-2010 period was $319.5 million and the average RONA for that three-year period was 10.2%. Thus, the 2008 awards were earned at 6.5% above the established threshold with respect to the operating profit criterion and at 0% with respect to the RONA criterion, for an aggregate achievement of 3.25% above the established threshold performance level. As a result, the shares of common stock earned by each of our named executive officers under these 2008 awards and issued to them in March 2011 were as follows: Mr. Scaminace — 607 shares; Mr. Haber — 149 shares; Mr. Dunmead — 149 shares; Ms. Sachs — 149 shares; and Mr. Griffith — 107 shares. The remainder of the shares under these 2008 awards, which aggregated 34,639 shares of the total 35,800 shares awarded to the named executive officers, were forfeited. Vesting was based entirely on the results of our performance over the period, with the Committee exercising no discretion to positively or negatively adjust the number of shares earned.

Our current and intended future practice is to make long-term stock-based awards at the first Compensation Committee meeting held following the availability of preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information. Our practice is to publicly release financial results for completed annual and quarterly periods at approximately the same time we file the required annual or quarterly report with the SEC.

2010 Actual Total Direct Compensation

The table below summarizes the actual total direct compensation earned by and awarded to named executive officers during 2010.

			High-	Long-Term
		Annual	Performance	Stock-Based
Executive	Base Salary	Bonus	Bonus	Awards(1)	Total(2)

J. Scaminace	$917,600	$1,776,458	$202,054 (3)	$1,718,533	$4,614,645
K. Haber	364,898	423,866	59,157	476,503	1,324,424
S. Dunmead	386,425	386,425	57,964	476,503	1,307,317
V. Sachs	361,423	349,857	53,346	415,982	1,180,608
G. Griffith	278,512	269,600	41,108	415,982	1,005,202

(1)	The amounts in this column reflect the value at the date of grant of stock option and restricted stock awards made in 2010 under our 2007 Incentive Compensation Plan. Assumptions used in the calculation of the amounts are included in note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The specific equity-based awards received by each of our named executive officers during 2010 are set forth above under “Elements of Direct Compensation — Long-Term Stock-Based Compensation.”

(2)	The amounts in this column do not include the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns of the Summary Compensation Table in this proxy statement.

(3)	Mr. Scaminace received one-half of his high-performance bonus in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year. The value of such awards is not included in the “Long-Term Stock-Based Awards” column of this table or in the Summary Compensation Table in this proxy statement as the awards were made in 2011.

Other Compensation Elements

Perquisites

Each of our executives receives an annual payment in lieu of receiving any specific perquisites or personal benefits. This annual payment is $30,000 for Mr. Scaminace and $25,000 for each of our other executives. The cash payments made in 2010 to our named executive officers in lieu of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Executives are not permitted to use our corporate jet for personal travel. We have season tickets to Cleveland-based professional basketball, baseball and football games and from time to time have tickets to musical, theatrical, dance and other performing arts events. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

Retirement Plans

Our executives participate in our tax-qualified defined contribution 401(k) plan that is available generally to all of our employees in the United States and also participate in our deferred compensation program that is available to selected employees with base salaries in excess of certain limits imposed by the Internal Revenue Code for qualified plans ($245,000 for 2010). The plans in this program are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement or any supplemental employee retirement plan for any executive. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Our deferred compensation program is discussed under “Nonqualified Deferred Compensation” in this proxy statement.

Change in Control Agreements and Severance Agreements

We have entered into change in control agreements with all of our executives. We believe that the change in control agreements serve to protect us against the loss of key executives in the context of the current strategic transformation of our business model. We also have severance agreements with all of our executives, which are designed to protect our executives in the context of the rapid rate of strategic change occurring in our business. These agreements are discussed under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the three next most highly compensated executive officers (excluding the chief financial officer). However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance-based” within the meaning of Section 162(m). Our stock option and performance-based restricted stock awards, as well as our annual bonuses and high-performance bonuses, satisfy the conditions for being “performance-based” under Section 162(m). Time-based restricted stock awards do not satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s target total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to Mr. Scaminace.

Consideration of Risk-Taking due to Compensation Programs

As part of its customary process, the Compensation Committee specifically considers whether any elements of our compensation program encourage our executives and employees to take unreasonable risks relating to our business. The Committee believes that the mix of different types of available compensation, the specific performance criteria applied in our bonus and long-term incentive compensation programs, and the retention of discretion by our Compensation Committee in administering our various compensation programs all contribute to the focus by our executives and employees upon the long-term interests of stockholders, and that our overall compensation philosophy and specific compensation programs do not encourage our executives and employees to take unreasonable risks relating to our business.

Summary Compensation Table

Described below is a summary of the provisions of the employment agreement that we have with Mr. Scaminace and the restricted stock and stock option programs that are part of our compensation strategy, together with a summary of the 2010, 2009 and 2008 total compensation of each named executive officer.

Employment Agreement

On May 15, 2008, we entered into a new employment agreement with Mr. Scaminace that provides for Mr. Scaminace’s continued employment as our chief executive officer for a term beginning on June 1, 2008 and continuing until May 31, 2011. Under the terms of his employment agreement, Mr. Scaminace received an initial annual base salary of $917,600 and, at the discretion of our board, is eligible to receive bonus compensation under our executive bonus programs, and incentive compensation (in the forms of grants of awards of stock options, restricted stock and/or other equity-based awards) permitted to be granted under our 2007 Incentive Compensation Plan or any successor plan. In addition, his employment agreement provides that Mr. Scaminace will receive a $30,000 annual cash payment in lieu of perquisites and personal benefits. Mr. Scaminace’s employment agreement also provides for benefits upon a termination of his employment or a change in control. Our board of directors and Mr. Scaminace have agreed that his employment agreement will not be renewed when it expires on May 31, 2011, at which time Mr. Scaminace’s employment will be on a noncontractual basis, as is the case for our other executives.

The benefits that Mr. Scaminace and the other named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments upon Termination and Change in Control.”

Restricted Stock and Stock Option Programs

On February 7, 2007, our Board approved the 2007 Incentive Compensation Plan, which was approved by our stockholders on May 8, 2007. The 2007 Plan superseded and replaced our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, both of which terminated upon stockholder approval of the 2007 Plan. The termination of our 1998 Plan and our 2002 Plan did not affect awards outstanding under either plan.

Under the 2007 Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock awards, and phantom stock and restricted stock unit awards to our employees and our non-employee directors. Prior to May 8, 2007, under our 1998 Plan and our 2002 Plan, we previously awarded stock options to our employees and our directors and time-based and performance-based restricted stock to our employees. Our Compensation Committee administers outstanding awards under all of our plans.

Under these plans, the exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Our historical practice under these plans has been to grant stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the option is granted. As a result, we may grant stock options at an exercise price that is greater or less than the closing price of our common stock on the NYSE on the grant date. We also granted stock options to our chief executive officer in connection with his hiring at exercise prices significantly above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant generally are exercisable in equal increments over a three-year period from the grant date and no option may be exercised prior to one year from the date of grant, except in event of a change in control, death, disability or retirement. If an employee’s employment ceases due to a change in control, death, disability or retirement, all unvested stock options become immediately exercisable. If employment ceases for any reason other than a change in control, death, disability or retirement, all unvested stock options are forfeited and any vested but unexercised options may be exercised within three months of cessation of employment. All outstanding stock options expire ten years after their grant date.

Our time-based restricted stock granted under these plans generally vests three years after the grant date, and our performance-based restricted stock granted under these plans is earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control, all unvested time-based restricted stock granted under these plans vests, and all unvested performance-based restricted stock granted under these plans vests at the “target” performance level. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock granted under these plans will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock granted under these plans, as determined at the end of the performance period. In the event of an employee’s retirement, all unvested time-based restricted stock granted under these plans vests and all unvested performance-based restricted stock granted under these plans vests at the “target” performance level. Employees who receive restricted stock awards have voting rights and the right to receive any dividends that are declared. Any such dividends that are declared will be held by us and distributed to employees only when the restricted stock vests or is earned.

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended December 31, 2010, 2009 and 2008.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation
Name and			Awards(1)	Awards (1)	Compensation(2)	Earnings(3)	All Other
Principal Position	Year	Salary($)	($)	($)	($)	($)	Compensation(4)($)	Total ($)

J. Scaminace	2010	$917,600	$745,038	$973,495	$1,776,458	$7,934	$202,724	$4,623,249
	2009	917,600	231,923	606,163	0	5,009	232,239	1,992,934
	2008	917,600	566,665	944,768	1,599,506	4,400	385,752	4,418,691

K. Haber	2010	364,898	200,823	275,680	483,023	1,125	74,550	1,400,099
	2009	354,270	32,192	114,750	0	711	83,037	584,960
	2008	354,270	137,640	230,912	411,173	656	132,199	1,266,850

S. Dunmead	2010	386,425	200,823	275,680	444,389	2,643	73,999	1,383,959
	2009	375,170	32,192	114,750	0	1,669	79,945	603,726
	2008	375,170	137,640	230,912	387,715	1,466	127,846	1,260,749

V. Sachs	2010	361,423	174,762	241,220	403,203	1,537	70,357	1,252,502
	2009	350,896	32,192	114,750	0	970	77,475	576,283
	2008	350,896	137,640	230,912	356,161	852	119,974	1,196,435

G. Griffith	2010	278,512	174,762	241,220	310,708	713	60,081	1,065,996
	2009	270,400	32,192	114,750	0	450	65,890	483,682
	2008	270,400	99,569	168,256	276,233	416	87,993	902,867

(1)	The amounts in this column reflect the aggregate compensation cost to be recognized for financial reporting purposes over the vesting period of awards made pursuant to our stock-based incentive plans, in accordance with FASB ASC Topic 718. With respect to performance-based restricted stock awards, this amount reflects the determination made at the time of grant regarding the probable outcome of the performance conditions relating to the stock award. Assumptions used in the calculation of the amounts are included in note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. With respect to stock awards, the value of awards at the grant date, assuming the highest level of performance, was as follows:

	2010	2009	2008

J. Scaminace	$1,480,878	$722,543	$1,388,109
K. Haber	398,580	139,751	339,706
S. Dunmead	398,580	139,751	339,706
V. Sachs	349,524	139,751	339,706
G. Griffith	349,524	139,751	244,530

(2)	The amounts in this column reflect annual bonus amounts and, except for Mr. Scaminace, high-performance bonus amounts earned under our annual incentive program, which is described above in the “Compensation Discussion and Analysis” portion of this proxy statement. As described, Mr. Scaminace’s high-performance bonus for 2010, which was valued at $202,054, was paid one-half in stock options that vest in one year and one-half in time-based restricted stock with a vesting period of one year. These stock options and restricted stock awards were granted in 2011 and their aggregate value will be included in Mr. Scaminace’s 2011 compensation.

(3)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our benefit restoration plan, which is discussed below under “Nonqualified Deferred Compensation.”

(4)	The amounts in this column for 2010 are comprised of the following for the indicated executives:

			Employer	Employer
	Contributions to Qualified		Contribution to	Contributions to
	401(k) Plan		Nonqualified	Employee	Payment in
	Employer	Employer	Deferred	Benefit Plans	lieu of
Name	Contribution	Match	Compensation Plan	Total(a)	Perquisites(b)

J. Scaminace	$8,575	$9,800	$154,349	$172,724	$30,000
K. Haber	8,575	9,800	31,175	49,550	25,000
S. Dunmead	8,575	9,800	30,624	48,999	25,000
V. Sachs	8,575	9,800	26,982	45,357	25,000
G. Griffith	8,575	9,800	16,706	35,081	25,000

(a)	These amounts have not been received by the executives. See “Nonqualified Deferred Compensation.”

(b)	In lieu of receiving any perquisites or personal benefits, each of our executive officers receives an annual cash payment. Such annual payment is $25,000 for each of our executive officers other than Mr. Scaminace, who is entitled to receive an annual payment of $30,000 in lieu of perquisites or personal benefits in accordance with the terms of his employment agreement.

Grants of Plan-Based Awards in 2010

										Grant
										Date Fair	Closing
		Estimated Possible Payouts				Estimated Possible Payouts			Exercise or	Value of	Market
		Under Non-Equity				Under			Base Price	Stock and	Price at
		Incentive Plan Awards				Equity Incentive Plan Awards			of Option	Option	Grant
		Threshold	Target	Maximum		Threshold	Target	Maximum	Awards (1)	Awards	Date
Name	Grant Date	(#)	(#)	($)		(#)	(#)	(#)	($/Sh)	($)	(1)($/Sh)

J. Scaminace	2/09/2010(2)	—	—	—		—	56,500	—	$30.66	$973,495	$30.75
	2/09/2010(3)	—	—	—		—	16,300	—	—	499,758	—
	2/09/2010(4)	—	—	—		0	16,000	32,000	—	981,120 (5)	—
	—(6)	—	—	206,460	(7)	—	—	—	—	—	—
	2/09/2010(8)	183,520	917,600	1,835,200		—	—	—	—	—	—

K. Haber	2/09/2010(2)	—	—	—		—	16,000	—	30.66	275,680	30.75
	2/09/2010(3)	—	—	—		—	4,400	—	—	134,904	—
	2/09/2010(4)	—	—	—		0	4,300	8,600	—	263,676 (5)	—
	—(6)	—	—	60,208	(7)	—	—	—	—	—	—
	2/09/2010(8)	43,788	218,939	437,878		—	—	—	—	—	—

S. Dunmead	2/09/2010(2)	—	—	—		—	16,000	—	30.66	275,680	30.75
	2/09/2010(3)	—	—	—		—	4,400	—	—	134,904	—
	2/09/2010(4)	—	—	—		0	4,300	8,600	—	263,676 (5)	—
	—(6)	—	—	57,964	(7)	—	—	—	—	—	—
	2/09/2010(8)	38,643	193,213	386,425		—	—	—	—	—	—

V. Sachs	2/09/2010(2)	—	—	—		—	14,000	—	30.66	241,220	30.75
	2/09/2010(3)	—	—	—		—	3,800	—	—	116,508	—
	2/09/2010(4)	—	—	—		0	3,800	7,600	—	233,016 (5)	—
	—(6)	—	—	54,213	(7)	—	—	—	—	—	—
	2/09/2010(8)	36,142	180,712	361,423		—	—	—	—	—	—

G. Griffith	2/09/2010(2)	—	—	—		—	14,000	—	30.66	241,220	30.75
	2/09/2010(3)	—	—	—		—	3,800	—	—	116,508	—
	2/09/2010(4)	—	—	—		0	3,800	7,600	—	233,016 (5)	—
	—(6)	—	—	41,777	(7)	—	—	—	—	—	—
	2/09/2010(8)	27,851	139,256	278,512		—	—	—	—	—	—

(1)	In accordance with our historical practice, stock option awards were granted in 2010 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the grant date.

(2)	Stock option award granted under our 2007 Incentive Compensation Plan.

(3)	Time-based restricted stock award granted under our 2007 Incentive Compensation Plan.

(4)	Performance-based restricted stock award granted under our 2007 Incentive Compensation Plan.

(5)	Based upon the maximum value of performance-based awards, which is double the target value.

(6)	High-performance bonus award under our 2007 Incentive Compensation Plan. Each executive was eligible to receive a high-performance bonus up to a maximum of 7.5% of his or her base salary and maximum annual bonus. There was no specific grant date associated with the high-performance bonuses.

(7)	Reflects the maximum amount payable as a 2010 high-performance bonus. Such bonus was payable only to the extent that the actual results exceeded the established operating profit target performance level, calculated on a linear basis between the target and maximum levels.

(8)	2010 annual bonus opportunity granted under our 2007 Incentive Compensation Plan.

Outstanding Equity Awards at 2010 Fiscal Year-End

Equity Incentive
Plan Awards:
Equity Incentive	Market or
Equity Incentive	Plan Awards:	Payout
Plan Awards:	Market	Number of	Value of
Number of	Number of	Number of	Value of	Unearned	Unearned
Number of	Securities	Securities	Shares or	Shares or	Shares,	Shares,
Securities	Underlying	Underlying	Units of	Units of	Units or	Units or
Underlying	Unexercised	Unexercised	Option	Stock That	Stock That	Other Rights	Other Rights
Unexercised	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
Options	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	(#) Exercisable	Unexercisable	(#)	($/Sh)	Date	(#)(1)	($)(2)	(#)(3)	($)(2)
J. Scaminace	—	56,500	(4)	$30.66	2/9/2020	28,700	(7)	$1,105,237	76,700	(11)	$2,953,717
15,500	31,000	(5)	—	20.12	2/3/2019	—	—	—	—
7,703	—	—	20.12	2/3/2019	—	—	—	—
22,366	11,184	(6)	—	58.57	3/10/2018	—	—	—	—
45,250	—	—	51.16	2/7/2017	—	—	—	—
85,050	—	—	28.67	6/13/2015	—	—	—	—
89,945	—	—	33.67	6/13/2015	—	—	—	—

K. Haber	—	16,000	(4)	—	30.66	2/9/2020	7,200	(8)	277,272	18,900	(12)	727,839
3,400	6,800	(5)	—	20.12	2/3/2019	—	—	—	—
5,467	2,733	(6)	—	58.57	3/10/2018	—	—	—	—
11,000	—	—	51.16	2/7/2017	—	—	—	—
10,500	—	—	28.76	5/1/2016	—	—	—	—

S. Dunmead	—	16,000	(4)	30.66	2/9/2020	7,200	(8)	277,272	18,900	(12)	727,839
3,400	6,800	(5)	—	20.12	2/3/2019	—	—	—	—
5,467	2,733	(6)	—	58.57	3/10/2018	—	—	—	—
11,000	—	—	51.16	2/7/2017	—	—	—	—
10,500	—	—	28.76	5/1/2016	—	—	—	—
30,000	—	—	31.38	11/8/2014	—	—	—	—
3,000	—	—	59.20	11/5/2011	—	—	—	—

V. Sachs	—	14,000	(4)	30.66	2/9/2020	6,600	(9)	254,166	17,900	(12)	689,329
3,400	6,800	(5)	—	20.12	2/3/2019	—	—	—	—
5,467	2,733	(6)	—	58.57	3/10/2018	—	—	—	—
11,000	—	—	51.16	2/7/2017	—	—	—	—
10,500	—	—	28.76	5/1/2016	—	—	—	—
33,334	—	—	20.86	9/26/2015	—	—	—	—

G. Griffith	—	14,000	(4)	—	30.66	2/9/2020	6,275	(10)	241,650	16,600	(13)	639,266
3,400	6,800	(5)	—	20.12	2/3/2019	—	—	—	—
3,984	1,991	(6)	—	58.57	3/10/2018	—	—	—	—
8,000	—	—	51.16	2/7/2017	—	—	—	—
4,950	—	—	28.76	5/1/2016	—	—	—	—
5,000	—	—	31.38	11/8/2014	—	—	—	—

(1)	The unvested shares reflected in this column are time-based restricted shares.

(2)	Based upon the closing market price of our common stock on the NYSE on December 31, 2010, which was $38.51.

(3)	The unearned shares reflected in this column are performance-based restricted shares.

(4)	On February 9, 2011, one-third of these options vested. The remaining options will vest in two equal installments on February 9, 2012 and 2013.

(5)	On February 3, 2011, one-half of these options vested. The remaining options will vest on February 3, 2012.

(6)	These options vested on March 10, 2011.

(7)	These shares vested on March 10, 2011 as to 5,000 shares, and will vest on February 3, 2012 as to 7,400 shares and on February 9, 2013 as to 16,300 shares.

(8)	These shares vested on March 10, 2011 as to 1,200 shares and will vest on February 3, 2012 as to 1,600 shares and on February 9, 2013 as to 4,400 shares.

(9)	These shares vested on March 10, 2011 as to 1,200 shares and will vest on February 3, 2012 as to 1,600 shares and on February 9, 2013 as to 3,800 shares.

(10)	These shares vested on March 10, 2011 as to 875 shares and will vest on February 3, 2012 as to 1,600 shares and on February 9, 2013 as to 3,800 shares.

(11)	In March 2011, the Compensation Committee determined that 607 of these shares had been earned, and these shares have been issued to Mr. Scaminace. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 18,093 shares were forfeited by Mr. Scaminace. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2011 as regards 26,000 shares and December 31, 2012 as regards to 32,000 shares.

(12)	In March 2011, the Compensation Committee determined that 149 shares had been earned by each of Mr. Haber, Mr. Dunmead and Ms. Sachs, and these shares have been issued to these executives. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 4,451 shares were forfeited by each of Mr. Haber, Mr. Dunmead and Ms. Sachs. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2011 as regards to 5,700 shares for each executive and December 31, 2012 as regards to 8,600 shares for Mr. Haber and Mr. Dunmead and 7,600 shares as regards to Ms. Sachs.

(13)	In March 2011, the Compensation Committee determined that 107 of these shares had been earned, and these shares have been issued to Mr. Griffith. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, 3,193 shares were forfeited by Mr. Griffith. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2011 as regards to 5,700 shares and December 31, 2012 as regards to 7,600 shares.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

J. Scaminace	147,745	$1,861,909	38,379	$1,291,806
K. Haber	—	—	8,272	278,608
S. Dunmead	—	—	8,272	278,608
V. Sachs	—	—	8,272	278,608
G. Griffith	—	—	6,144	207,119

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation program for select key management employees who have been designated to participate in such program by the Compensation Committee of our Board of Directors and whose tax-qualified plan benefits are subject to certain limitations under the Internal Revenue Code. The currently active component of this program is the Deferred Compensation Plan (the “DCP”). In general, the DCP allows participating executives to defer up to 75% of their base salary and up to 100% of their bonuses, and any other cash or equity-based compensation determined by the Compensation Committee to be deferrable under the DCP, as reduced by any applicable taxes and employee benefit plan deductions. All amounts deferred are 100% vested. In addition, the accounts of DCP participants will be credited with employer make-up contributions as calculated under our 401(k) plan as regards certain participant deferrals to the DCP, and also credited with employer restoration contributions to reflect contributions (calculated in the same manner) that could not be made under that 401(k) plan due to Internal Revenue Code limitations. Make-up and restoration contributions are made only to the extent that the executive participates in our tax-qualified 401(k) plan. Under our 401(k) plan, we contribute 3.5% of compensation as a basic retirement savings contribution, match 100% on the first 3% of participant savings and match 50% on the next 2% of participant savings. The Compensation Committee’s compensation consultant has advised that this maximum employer contribution of 7.5% of compensation under a 401(k) plan would provide median retirement benefits to our executives. We do not maintain any defined benefit plan or supplemental employee retirement plan for any executive.

These employer contributions generally will be credited to participant accounts in the year following the year of the related participant deferral. The accounts of DCP participants also may be credited with discretionary employer contributions that are approved by the Compensation Committee (no such contributions were approved for 2010). Amounts credited to DCP accounts are deemed to be invested in one or more investment options as selected by each participant from investment options determined by the Compensation Committee to be available for DCP accounts, which currently are the same investment options available to all employees participating in our tax-qualified 401(k) plan and do not include any premium or guaranteed returns.

Participants in the DCP are entitled to receive benefits upon separation from service and upon death and disability, as well as upon any specified date that has been established by the participant with respect to compensation that has been deferred. Subject to applicable provisions of Section 409A of the Internal Revenue Code, DCP participants may receive account balances in a lump sum upon separation from service or an established specified benefit date, unless they have elected to receive such balance in annual installments for up to a 15-year period in the case of a separation from service and up to a five-year period in the case of a specified benefit date. Non-employee directors may defer their directors’ fees under the DCP.

We also maintain a separate nonqualified Benefit Restoration Plan (the “BRP”), under which participating executives historically were credited with specified amounts not permitted to be allocated to their accounts under our tax-qualified plan and credited with amounts related to profit-sharing payments made by us to employees generally. The BRP is no longer active, such that no amounts were credited to BRP accounts during 2010 and no further amounts will be credited to BRP accounts in the future, other than earnings on the balance in each participating executive’s account. Earnings are calculated by multiplying the balance of a participating executive’s account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediately preceding five years. BRP participants are fully vested in their BRP accounts and, subject to any applicable provisions of Internal Revenue Code Section 409A, generally will receive their BRP account balances in a lump sum upon separation from service or a change in control (both as defined in Section 409A).

The following table sets forth information regarding our deferred compensation plans.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)	in Last FY (2)($)	Last FY ($)(3)	Distributions ($)	Last FYE ($)(4)

J. Scaminace	—	$154,349	$44,472	—	$1,110,545
K. Haber	—	31,175	11,376	—	239,404
S. Dunmead	$32,892 (1)	30,624	45,499	—	524,897
V. Sachs	—	26,982	10,721	—	257,693
G. Griffith	—	16,706	3,997	—	108,623

(1)	This amount reflects a portion of salary that the indicated executive elected to defer during 2010. This amount is included in the “Salary” column of the Summary Compensation Table above.

(2)	Reflects restoration contributions made by us based upon participation by the indicated executives in the DCP during 2010. All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above. No make-up contributions were required to be credited to the indicated executives for 2010 pursuant to the DCP.

(3)	This column includes the amounts of above-market earnings shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)	Of the totals in this column, amounts previously reported in the Summary Compensation Table for previous years are as follows: Mr. Scaminace — $821,067; Mr. Haber — $137,173; Mr. Dunmead — $206,302; Ms. Sachs — $202,081; and Mr. Griffith — $79,669.

Potential Payments upon Termination or Change in Control

We maintain employment agreements, severance agreements and change in control agreements with certain of our named executive officers, who also participate in our long-term incentive compensation plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2010 and that the relevant stock price is the closing market price of our common stock on the NYSE on December 31, 2010, which was $38.51.

Payments Pursuant to Employment Agreement with Chief Executive Officer

As indicated above under “Compensation Discussion and Analysis — Elements of Direct Compensation — Base Salary,” Mr. Scaminace’s employment agreement will expire on May 31, 2011 and is not expected to be renewed. The discussion below is based upon Mr. Scaminace’s employment agreement as currently in effect.

Under the employment agreement with Mr. Scaminace, our chief executive officer, if we terminate Mr. Scaminace’s employment for cause, we will not be obligated to make any payments to him other than salary earned but not yet paid as of the termination date. As defined in his employment agreement, “cause” means (a) commission of a felony (other than felonious operation of a motor vehicle), (b) fraud, embezzlement or misappropriation of our funds or acts of dishonesty that are materially inimical to our best interest, (c) violation of the noncompetition provision contained in the employment agreement, or (d) consistent failure to perform duties and responsibilities, other than for reason of disability, for thirty consecutive days after the board has advised Mr. Scaminace of such failure.

If we terminate Mr. Scaminace’s employment without cause or if Mr. Scaminace terminates his employment agreement with good reason, Mr. Scaminace will receive payments that consist of (a) his base salary earned but unpaid through the date of termination, to be paid within ten days of the termination pursuant to our normal payroll practices, (b) an amount reflecting his accrued but unused vacation days, to be paid within ten days of the termination pursuant to our normal payroll practices, and (c) a lump-sum payment of two times the total of his base salary in effect as of the date of the termination and the average of his cash bonus compensation amounts paid to him for the three immediately preceding years, to be paid within ten days after the expiration of the six-month period following the termination.

As defined in the employment agreement, “good reason” means (a) Mr. Scaminace’s base salary is reduced from the highest level in effect at any time, (b) Mr. Scaminace is excluded from full participation in any incentive, option, restricted stock or other compensatory plan that is generally available to our executive officers, (c) Mr. Scaminace determines in good faith that his responsibilities, duties or authorities are materially reduced from those consistent with his current positions as chairman of our board and chief executive officer (including status, offices, titles and reporting requirements) and such reduction is not cured within thirty days after Mr. Scaminace provides notice to our board of his election to terminate his employment based upon such reduction, (d) our board adopts a strategic plan that varies materially from the strategic plan that existed prior to its adoption and as to which Mr. Scaminace disapproves, in the context of specified changes in the composition of the board of directors, (e) Mr. Scaminace ceases to be a member of our board for any reason other than death, disability or voluntary resignation, or (f) we provide notice to Mr. Scaminace of our determination not to extend the term of his change in control agreement unless such determination not to extend is based upon Mr. Scaminace’s refusal to consent to amendments that are also generally applicable to all change in control agreements.

If Mr. Scaminace suffers from a disability, defined as a condition that renders him unable to perform his duties with reasonable accommodation, by reason of physical or mental inability for a period of more than twenty-six consecutive weeks, we have the right to terminate his employment. If terminated for reason of disability, Mr. Scaminace will receive the same payments as described above for a termination without cause or termination with good reason, offset by the present value of any disability benefits to which Mr. Scaminace is entitled to receive for the two-year period following such termination under any disability plan maintained by us at the time of the disability. If Mr. Scaminace dies, we will pay his beneficiary or estate the same payments as described above for a termination without cause or termination with good reason.

Mr. Scaminace’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Scaminace must maintain the confidentiality of all of our information, must not solicit present employees or customers for a period of two years following termination, must not compete with us for a period of two years following termination, and must not disparage us, our employees, stockholders, officers or directors.

The payments that would have been made to Mr. Scaminace pursuant to his employment agreement, assuming a termination of his employment as of December 31, 2010, are as follows:

	Earned But	Accrued
	Unpaid Salary	Vacation	Severance

Without Cause or With Good Reason	$35,292	—	$4,085,843
Disability(1)	35,292	—	4,085,843	(1)
Death	35,292	—	4,085,843

(1)	These payments will be decreased by the present value of any disability benefits to which Mr. Scaminace is entitled to receive for the two-year period following his termination under any disability plan maintained by us.

Payments Pursuant to Severance Agreements

We have entered into severance agreements with Messrs. Haber, Dunmead and Griffith and with Ms. Sachs. Each of Messrs. Haber, Dunmead and Griffith and Ms. Sachs is entitled to certain payments in the event of termination during the term of the severance agreement. “Termination” means (a) termination for any reason other than death, disability, or cause (which includes commission of a felony; fraud, embezzlement or misappropriation of our funds; acts of dishonesty in the course of employment that are materially inimical to our best interests; and the failure to perform duties other than due to disability) and (b) the assignment of duties that are materially inconsistent with the executive’s position, authority, duties and responsibilities or results in the material diminution of the executive’s position. Ms. Sachs’s severance agreement also defines “termination” to include a material change in her reporting structure. In the event of a termination under a severance agreement, each executive is entitled to a lump-sum payment equal to 1.5 times his or her respective annual base salary then in effect plus any base salary earned through the termination date and bonus for the prior fiscal year, to the extent not otherwise paid. The payment must be made within ten days of termination pursuant to our normal payroll practices.

In order to receive the payments outlined above, each executive must provide us with an agreement that contains a general release from future liability or suit, a nonsolicitation and nondisparagement provision, a waiver of continued participation in our employee benefit and welfare plans, a requirement to maintain the confidentiality of our information and a six-month noncompetition provision.

The payments that would have been made to each executive, assuming a termination as of December 31, 2010, are indicated below.

	Earned But
	Unpaid
	Salary	Severance

K. Haber	$14,035	$547,347
S. Dunmead	14,863	579,638
V. Sachs	13,901	542,135
G. Griffith	10,712	417,768

Payments in the Event of Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock will vest, and the executive will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock, as determined at the end of the performance period. If any named executive officer retires, all unvested time-based restricted stock will vest and all unvested performance-based restricted stock will vest at the “target” performance level. As discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under our deferred compensation program will be distributed in the event of retirement, death or disability. In addition, if Mr. Scaminace’s employment ceases by reason of death or disability, he will receive those payments described above under “Payments Pursuant to Employment Agreement with Chief Executive Officer.”

The table below sets forth payments that would have been made and the value of outstanding awards that would have been received in the event of death, disability or retirement, assuming that such event had occurred on December 31, 2010, assuming each executive was eligible for retirement at that date under our retirement policy, and based upon the closing market price of our common stock on the NYSE on that date ($38.51 per share). The “death or disability” column includes payments under our deferred compensation program, the value of unvested options that would have become exercisable upon death or disability, and the value of time-based restricted stock that would have vested upon such an event. No amount is included in the “death or disability” column for performance-based restricted stock awards since payment of such awards is made only at the end of the performance period upon satisfaction of applicable performance goals. The “retirement” column includes payments under our deferred compensation program and, for eligible individuals, the value of unvested options that would have become exercisable upon retirement and the value of restricted stock awards that would have vested upon retirement (at “target” level, as regards performance-based awards).

	Death or
	Disability	Retirement(1)

J. Scaminace	$2,673,005	$4,706,256
K. Haber	623,031	1,131,248
S. Dunmead	907,524	1,415,741
V. Sachs	618,727	1,091,476
G. Griffith	457,950	904,858

(1)	“Retirement” under our retirement policy means separation from service after attainment of both age 55 and ten years of service. None of our named executives was eligible for retirement at December 31, 2010.

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer. For example, if Mr. Scaminace is terminated following a change in control and receives the benefits outlined below, he will not receive any of the payments or benefits under his employment agreement or any other agreement with us.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. Termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary and benefits equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement. In addition to the above, Mr. Scaminace’s agreement includes the following additional “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) he determines in good faith that he is unable to fulfill his duties as chief executive officer after the change in control or that the company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (vi) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, prorated based on the number of days employed by us during that year;

•	Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses and nonqualified deferred compensation amounts, which amount shall not be less than $950,000;

•	Lump-sum payment equal to the aggregate spread between the exercise prices of all stock options held by the executive and the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•	Cash payment equal to any unvested portion of the executive’s interest in any of our nonqualified retirement plans or tax-qualified pension plans;

•	Continued coverage or lump-sum payment to fund continuing coverage under the life and health insurance programs, as well as any other lump-sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executive participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination; and

•	“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments. We have modified our form of change in control agreement to remove the provision for “gross-up” payments, with the result that the change in control agreement entered into with our new vice president of human resources in November 2010 did not provide for a “gross-up” payment and change in control agreements entered into with executive officers in the future will not provide for such payments.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments that would have been made to each of our named executive officers, assuming a change in control and related termination had occurred on December 31, 2010 and based upon the closing market price of our common stock on the NYSE on that date ($38.51 per share), are as follows:

					Stock	Restricted	Retirement	Welfare	Tax
			Target	Additional	Option	Stock	Plan	Benefit	Gross-Up
	Salary	Bonus	Bonus	Payment	Payment	Payment	Payment	Payment	Payment*	Total

J. Scaminace	$35,292	—	$917,600	$6,128,764	$2,712,544	$4,058,954	$1,110,545	$946,508	—	$15,910,207
K. Haber	14,035	—	218,939	1,325,927	415,553	1,005,111	239,404	234,008	$882,335	4,335,312
S. Dunmead	14,863	—	193,213	1,327,586	629,453	1,005,111	523,897	243,906	—	3,938,029
V. Sachs	13,901	—	180,712	1,229,089	988,198	943,495	257,693	219,483	—	3,832,571
G. Griffith	10,712	—	139,256	948,318	381,391	880,916	108,623	187,016	673,798	3,330,030

*	We have modified our form of change in control agreement to remove the provision for “gross-up” payments, with the result that the change in control agreement entered into with our new vice president of human resources in November 2010 did not provide for a “gross-up” payment and change in control agreements entered into with executive officers in the future will not provide for such payments.

Director Compensation Table

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2010. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director.

In 2010, each of our non-employee directors received an annual fee at the rate of $120,000 per year through September 30, at which time the annual fee was increased to a rate of $135,000 per year, with the additional amount in the form of shares of our common stock. The chairperson of the Audit Committee received an additional annual payment of $20,000, and the chairperson of the Nominating and Governance Committee received an additional annual payment of $10,000. Our lead independent director received an additional annual payment of $20,000. The chairperson of the Compensation Committee received an additional annual payment at the rate of $10,000 per year through September 30, at which time such payment was increased to a rate of $12,500 per year. The annual fee for non-employee directors continues at $135,000 for 2011.

Our 2007 Incentive Compensation Plan provides that our non-employee directors may receive all or any portion of his or her annual compensation in the form of shares of our common stock, as determined annually by the Board. Pursuant to the provisions of this Plan, we paid a portion of the annual compensation earned by each of our non-employee directors during 2010 in shares of our common stock, as indicated in the table below. Our Board of Directors has determined that approximately $60,000 of the annual compensation to be earned during 2011 by each of our non-employee directors will be paid in the form of shares of our common stock.

					Change in
					Pension
					Value and
					Nonqualified
					Deferred
	Fees Earned			Non-Equity	Compensation	All Other
	Or Paid in	Stock	Option	Incentive Plan	Earnings	Compensation	Total
Name	Cash ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	($)	($)	($)

R. Blackburn	$95,068	$48,682	—	—	—	—	$143,750
S. Demetriou	85,693	48,682	—	—	—	—	134,375
K. Plourde	85,068	48,682	—	—	—	—	133,750
D. Pugh(3)	27,021	16,166	—	—	—	—	43,187
W. Reidy	95,068	48,682	—	—	—	—	143,750
G. Ulsh	75,068	48,682	—	—	—	—	123,750

(1)	The amounts in this column represent the market value of shares of our common stock received in payment of a portion of the annual compensation for serving as a director, based upon the average of the high and low sale price of our common stock on the last business day of the quarter for which compensation was paid in common stock.

(2)	As of December 31, 2010, Mr. Reidy and Ms. Plourde held outstanding stock options for the purchase of 3,220 and 2,700 shares, respectively, of our common stock, from grants made prior to 2010.

(3)	Mr. Pugh did not stand for re-election at our annual meeting of stockholders held on May 11, 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairperson
Richard W. Blackburn
Gordon A. Ulsh

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young LLP, our independent registered public accountant, for the fiscal years ended December 31, 2010 and 2009.

	2010	2009

Audit Fees	$2,415,900	$2,369,058
Audit-Related Fees	1,600	1,600
Tax Fees	40,055	150,200

Total	$2,457,555	$2,520,858

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the nonaudit services provided by the independent auditor in 2010 and 2009 were pre-approved by the Audit Committee. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of nonaudit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and other services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include primarily technical assistance on financial accounting and reporting matters.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include primarily tax assistance in foreign jurisdictions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, (b) received from Ernst & Young the written communications required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.

Audit Committee

William J. Reidy, Chairperson
Richard W. Blackburn
Katharine L. Plourde
Gordon A. Ulsh

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2010 and Forms 5 furnished with respect to 2010, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2010 or prior fiscal years any reports required by Section 16(a), except that a required Form 4 report was inadvertently filed late by our chief executive officer with respect to the sale of 7,889 shares on March 2, 2010.

STOCKHOLDER PROPOSALS
FOR THE 2012 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2012 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 3, 2011.

Any stockholder who intends to present a proposal at the 2012 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than February 1, 2012 or such proposal will be untimely. If a stockholder fails to submit the proposal by February 1, 2012, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $11,500 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares of our common stock in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

Valerie Gentile Sachs
Secretary

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 am Eastern Time on May 10, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/OMG • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, for 1 YR for Proposal 4 and AGAINST Proposal 5.
+
1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold
01 - William J. Reidy*	☐	☐	02 - Joseph Scaminace*	☐	☐
* Nominees for Election as Directors with Terms Expiring in 2014

		For	Against	Abstain		For	Against	Abstain
2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.		☐	☐	☐	3. ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain		For	Against	Abstain
4. FREQUENCY OF STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐	☐	5. STOCKHOLDER PROPOSAL TO DEVELOP INDICATORS FOR A HUMAN RIGHTS POLICY.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

019USD

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting.
If you vote by telephone or Internet, please do not send your proxy card by mail.
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — OM Group, Inc.

127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
Notice of Annual Meeting of Stockholders to be Held May 10, 2011
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Joseph Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on Tuesday, May 10, 2011 and at any adjournment thereof.
The Board of Directors recommends that votes be cast FOR the election of the nominees listed, FOR the confirmation of the appointment of Ernst & Young LLP, FOR the compensation of the named executive officers, for “1 Yr” with respect to the frequency of a stockholder advisory vote regarding executive compensation and AGAINST the stockholder proposal. If no specification is made, authority is granted to cast the vote of the undersigned FOR the election of the nominees listed, FOR the confirmation of the appointment of Ernst & Young LLP, FOR the compensation of the named executive officers, for “1 Yr” with respect to the frequency of a stockholder advisory vote regarding executive compensation and AGAINST the stockholder proposal.
Stockholders of record at the close of business on March 18, 2011 are entitled to notice of and to vote at the meeting. The proxy statement and this accompanying proxy card were mailed to stockholders on or about March 31, 2011.
We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.
(Continued and to be signed on reverse side)